Halitron, Inc. Acquires The Hopp Companies, Inc.

The Hopp Companies, Inc. Generated $1.5M in Sales and $100K of Adjusted EBITDA for 2016

NEWTOWN, CT, October 20, 2017 (Marketwired) – Halitron, Inc. (the “Company,” “Halitron”) (OTC: HAON), a multisector holding company, today announced that it has closed on the acquisition of The Hopp Companies, Inc. (“Hopp”) in an asset purchase agreement valued at $700,000.

Hopp is a leading manufacturer for quality Point of Purchase (POP) displays for in-store marketing, merchandising, pricing, and sales aids for many types of retail stores, suppliers, distributors and warehouses nationwide.

Hopp specializes in providing quality service and value to fit the needs of any size and color of POP products. The specialty products division can produce most styles of printed, die-cut and formed plastic product from rigid or flexible plastic and magnetic materials. Hopp Companies proudly manufactures products for retail stores as well as distributors and warehouses. These include, but are not limited to, the following industries:

Hardware Stores	Department Stores
Auto Parts Stores	Warehouse Stores
Drug Stores	Convenience Stores
Supermarkets	Jewelry Stores
Liquor Stores	Magic Shops

Hopp operates from a 5,000-square foot manufacturing facility in New Hyde Park, New York (Long Island), has 12 employees, and has been in business for over 20 years with a customer list of approximately 7,000 accounts. For more information on Hopp Companies, Inc. please visit: www.hoppcompanies.com

The Hopp assets will be utilized in the operations of HAON’s two legacy brands, CinchSigns, a printed point of purchases products business, and PiecesInPlaces, an office organization supply business focused on plastic file folders. These two brands have been in the redevelopment phase for the past year while Management focused on acquiring Hopp. Cinch Signs and PiecesInPlaces has a combined customer list of 190,675. Management intends to begin cross marketing all three brands’ product lines to each of the brands’ customers, including Hopp’s customer base of approximately 7,000.

About Halitron, Inc.

Halitron, Inc., a multisector holding company, is focused on acquiring sales, marketing, and manufacturing businesses, and then rolling them into an efficient, low-cost operating infrastructure. Management targets operating entities that can either benefit from current operating infrastructure or operate autonomously and offer an additional product or service to scale existing operations. For more information on Halitron, Inc., please visit: www.halitroninc.com.

Halitron is neither an underwriter as the term is defined in Section 2(a)(11) of the Securities Act of 1933, nor an investment company pursuant to the Investment Company Act of 1940. Halitron is not an investment adviser pursuant to the Investment Advisers Act of 1940. Halitron is not registered with FINRA or SIPC.

Safe Harbor Statement:

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company’s control. Halitron, Inc is neither an underwriter as the term is defined in Section 2(a)(11) of the Securities Act of 1933, nor an investment company pursuant to the Investment Company Act of 1940. Halitron, Inc. is not an investment adviser pursuant to the Investment Advisers Act of 1940. Halitron, Inc. is not registered with FINRA or SIPC.

Contact:

Halitron Investor Relations

3 Simms Lane, Suite 2F, Newtown, CT 06470

1-877-710-9873

www.halitroninc.com

info@halitroninc.com